EXHIBIT 23

CONSENT OF KPMG LLP

The Board of Directors
Rock of Ages Corporation:

We consent to the inclusion of our report dated March 14, 2002 with respect to the consolidated balance sheets of Rock of Ages Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Rock of Ages Corporation.

/s/KPMG LLP
KPMG LLP

Boston, Massachusetts
March 29, 2002